Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders
Amtech Systems, Inc.:

As independent registered public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of Amtech Systems, Inc. of our report, dated December 15, 2005, with respect to the consolidated balance sheet of Amtech Systems, Inc. and subsidiaries as of September 30, 2005 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the year then ended, included in the 2005 annual report on Form 10-K of Amtech Systems, Inc. and subsidiaries.

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

Phoenix, Arizona
January 13, 2006